SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

RARE HOSPITALITY INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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8215 ROSWELL ROAD
BUILDING 600
ATLANTA, GEORGIA 30350

April 7, 2005

Dear Shareholder:

        You are cordially invited to attend the Annual Meeting of Shareholders of RARE Hospitality International, Inc., which will be held at The Capital Grille of Atlanta, 255 East Paces Ferry Road, Atlanta, Georgia, on Monday, May 9, 2005, at 2:00 p.m. local time.

        I hope you are planning to attend the meeting so that you can become acquainted with the members of our Board of Directors and our management team. The items of business that will be considered and voted upon this year are explained in the accompanying Proxy Statement. Even if you are planning to attend in person, please complete the enclosed proxy card and return it to us.

        If you have any questions about the Proxy Statement or the 2004 Annual Report to Shareholders, please contact Ms. Joia M. Johnson at (770) 399-9595.

        We look forward to seeing you on May 9, 2005.

                                                                                                                                                                  Sincerely,

                                                                                                                                                                  /s/Philip J. Hickey, Jr.
                                                                                                                                                                  PHILIP J. HICKEY, JR.
                                                                                                                                                                  Chairman of the Board of Directors

RARE HOSPITALITY INTERNATIONAL, INC.
8215 ROSWELL ROAD
BUILDING 600
ATLANTA, GEORGIA 30350

NOTICE OFANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 9, 2005

        Notice is hereby given that the Annual Meeting of Shareholders (the “Meeting”) of RARE Hospitality International, Inc. (the “Company”), will be held at The Capital Grille of Atlanta, 255 East Paces Ferry Road, Atlanta, Georgia, on Monday, May 9, 2005, at 2:00 p.m. local time, for the following purposes:

1.	To elect three directors in Class I to serve until the 2008 Annual Meeting of Shareholders.

2.	To approve the RARE Hospitality International, Inc. Executive Officer Performance Incentive Plan.

3.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm to serve for the fiscal year ending December 25, 2005.

4.	To transact such other business as may properly come before the Meeting or any adjournments thereof.

        Only those shareholders of record at the close of business on March 15, 2005, are entitled to notice of and to vote at the Meeting and any adjournments thereof. The transfer books will not be closed. A complete list of shareholders entitled to vote at the Meeting will be available at the Meeting.

                                                                                                                                                                  By Order of the Board of Directors,

                                                                                                                                                                  /s/ Joia M. Johnson
                                                                                                                                                                  JOIA M. JOHNSON
                                                                                                                                                                  Secretary

Atlanta, Georgia
April 7, 2005

        WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, PLEASE VOTE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE. IF YOU DO ATTEND THE MEETING YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE IN PERSON.

RARE HOSPITALITY INTERNATIONAL, INC.
8215 ROSWELL ROAD
BUILDING 600
ATLANTA, GEORGIA 30350
April 7, 2005

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 9, 2005

INTRODUCTION

        This Proxy Statement is furnished to shareholders of RARE Hospitality International, Inc., a Georgia corporation (herein, unless the context otherwise requires, the “Company”), in connection with the solicitation of proxies by the Company’s Board of Directors from holders of the outstanding shares of common stock of the Company (“Common Stock”) for use at the Annual Meeting of Shareholders to be held at The Capital Grille of Atlanta, 255 East Paces Ferry Road, Atlanta, Georgia, on Monday, May 9, 2005, at 2:00 p.m. local time, and at any adjournments thereof (the “Meeting”).

        The Meeting will be held for the following purposes: (i) to elect three directors in Class I to serve until the 2008 Annual Meeting of Shareholders; (ii) to approve the RARE Hospitality International, Inc. Executive Officer Performance Incentive Plan (the “162(m) Plan”); (iii) to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 25, 2005; and (iv) to transact such other business as may properly come before the Meeting.

        The Company’s mailing address and the location of its principal executive offices is 8215 Roswell Road, Building 600, Atlanta, Georgia 30350. This Proxy Statement and the accompanying proxy card are first being mailed to shareholders of the Company on or about April 7, 2005.

SHAREHOLDERS ENTITLED TO VOTE

        Only shareholders of record of the Company’s Common Stock at the close of business on March 15, 2005 (the “Record Date”), will be entitled to notice of, and to vote at, the Meeting. On the Record Date, there were 34,373,156 shares of Common Stock issued and outstanding held by approximately 557 shareholders of record. Notwithstanding the Record Date specified above, the Company’s stock transfer books will not be closed and shares may be transferred subsequent to the Record Date. However, all votes must be cast in the names of shareholders of record on the Record Date.

QUORUM AND VOTING REQUIREMENTS

        The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast on a matter at the Meeting will constitute a quorum to conduct business at the Meeting. Pursuant to the Bylaws of the Company, holders of Common Stock will be entitled to one vote for each share held. Abstentions and broker nonvotes (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others) will be counted as present for purposes of determining a quorum.

        The election of directors will require the affirmative vote of a majority of the shares represented at the meeting, provided a quorum is present. With respect to the election of directors, shareholders may: (i) vote “for” all of the director nominees; (ii) “withhold” authority to vote for all of the nominees; or (iii) withhold authority to vote for any individual nominee or nominees but vote for all other nominees. In the election of directors, broker nonvotes (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others) have the same effect as a vote to withhold authority to vote for all or a vote to withhold authority to vote for a particular director nominee as the case may be.

        The approval of the 162(m) Plan will require that votes cast in favor of the proposal exceed the votes cast against the proposal, provided a quorum is present. With respect to the approval of the 162(m) Plan, shareholders may: (i) vote “for” approval; (ii) vote “against” approval; or (iii) “abstain” from voting on the proposal. Abstentions and broker nonvotes will have no effect on the outcome.

        The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm will require that votes cast in favor of the proposal exceed the votes cast against the proposal, provided a quorum is present. With respect to the approval of the independent registered public accounting firm, shareholders may: (i) vote “for” approval; (ii) vote “against” approval; or (iii) “abstain” from voting on the proposal. Abstentions and broker nonvotes will have no effect on the ratification of the independent registered public accounting firm.

PROXIES

        If the enclosed proxy card is executed, returned in time and not revoked, the shares represented thereby will be voted in accordance with the instructions indicated in such Proxy. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED (I) FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR OF THE COMPANY, (II) FOR APPROVAL OF THE 162(m) PLAN, (III) FOR RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 25, 2005, AND (IV) IF THE COMPANY DID NOT HAVE NOTICE ON OR BEFORE FEBRUARY 7, 2005 OF ANY MATTERS PROPERLY BROUGHT BEFORE THE MEETING, IN THE SOLE DISCRETION OF THE PROXIES AS TO SUCH MATTERS.

        A shareholder who has given his or her proxy may revoke it at any time prior to its exercise at the Meeting by (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed proxy card bearing a later date, or (iii) appearing at the Meeting and voting in person. All written notices of revocation of proxies should be addressed as follows: RARE Hospitality International, Inc., 8215 Roswell Road, Building 600, Atlanta, Georgia 30350, Attention: Ms. Joia M. Johnson, Secretary.

PROPOSAL I

ELECTION OF DIRECTORS

        The Company’s Board of Directors has nominated Roger L. Boeve, Don L. Chapman and Lewis H. Jordan for election as Class I directors to hold office until the 2008 Annual Meeting of Shareholders of the Company and until their successors shall have been elected and qualified.

        It is believed that all of the nominees will be available and able to serve as directors. It is anticipated that management shareholders of the Company will grant authority to vote for the election of the three nominees.

        The Company’s Board of Directors currently consists of ten directors divided into three classes, with four directors in Class I and three directors currently in Class II and Class III. The Board of Directors has determined that, effective at the meeting, the number of directors will be reduced to nine, with three directors in each class. The term of the Class I directors, composed of Messrs. Boeve, Chapman, Jordan and George W. McKerrow, Sr., expires at the Meeting. Mr. McKerrow, Sr., who has served as a director of the Company since its organization in 1982 and was Chairman of the Board of Directors of the Company from its inception until February 1994, will retire as a director after the Meeting pursuant to the Board’s mandatory retirement age policy. The terms of the Class II and Class III directors expire at the Annual Meetings of Shareholders in 2006 and 2007, respectively. Directors hold office until the Annual Meeting of Shareholders of the Company in the year in which the term of their Class expires and until their successors have been duly elected and qualified.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE THREE NOMINEES FOR ELECTION AS DIRECTORS. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES REPRESENTED AT THE MEETING AT WHICH A QUORUM IS PRESENT IS REQUIRED FOR THE ELECTION OF THE NOMINEES.

CERTAIN INFORMATION CONCERNING NOMINEES AND DIRECTORS

        The table on the following pages sets forth the names of the nominees and of the directors continuing in office, their ages, the year in which each was first elected a director, their position(s) with the Company, their principal occupations and employers for at least the last five years, and any other directorships held by them in certain other companies. For information concerning membership on committees of the Board of Directors, see “Meetings of the Board of Directors and Committees” below. For information concerning directors’ ownership of Common Stock, see “Beneficial Owners of More Than Five Percent of the Company’s Common Stock; Shares Held by Directors and Executive Officers” below.

NOMINEES TO THE BOARD OF DIRECTORS

CLASS I — TERM EXPIRING ANNUAL MEETING 2008

NAME AND YEAR FIRST ELECTED A DIRECTOR	AGE	POSITIONS WITH THE COMPANY, PRINCIPAL OCCUPATIONS DURING AT LEAST THE PAST FIVE YEARS, AND OTHER DIRECTORSHIPS
Roger L. Boeve 2004	66	Mr. Boeve was a founder and served as Executive Vice President and Chief
Financial Officer of Performance Food Group Company, a foodservice distributor, from the formation of the company in 1988, through his retirement in 2003. Prior to 1988, Mr. Boeve served as Executive Vice
President and Chief Financial Officer for The Murray Ohio Manufacturing
Company and as Corporate Vice President and Treasurer for Bausch and Lomb.

Don L. Chapman 1982	65	Mr. Chapman is the founder and has been the Chairman of Chapco
Investments LLC, an investment company, since March 2005. Mr. Chapman was
Chairman and Chief Executive Officer of Tug Investment Corporation, an
investment company, from April 2000 to March 2005. Mr.Chapman was President of S&S Tug Manufacturing, a manufacturer of material-handling vehicles, from
March 1999 until April 2000. For more than five years prior to March 1999,
Mr. Chapman was Chief Executive Officer and Principal of Tug Manufacturing
Corp., the predecessor to S&S Tug Manufacturing. Mr. Chapman is also a director of AirTran Holdings, Inc. and serves as chairman of the audit committee of that board. Mr. Chapman served as the Chief Executive Officer of Opti-World, Inc. from June 1983 until February 1995.

Lewis H. Jordan 1998	60	Mr. Jordan is the founder and has been the principal officer of Wingspread
Enterprises LLC, an investment and consulting firm, since Auguts 1997.
Mr. Jordan currently serves and has served as a director of AirTran
Holdings, Inc. since June 1993. Mr. Jordan was also President and Chief
Operating Officer of ValuJet, Inc. from June 1993 until November 1997.

MEMBERS OF BOARD OF DIRECTORS CONTINUING IN SERVICE

CLASS II - TERM EXPIRING ANNUAL MEETING 2006

NAME AND YEAR FIRST ELECTED A DIRECTOR	AGE	POSITIONS WITH THE COMPANY, PRINCIPAL OCCUPATIONS DURING AT LEAST THE PAST FIVE YEARS, AND OTHER DIRECTORSHIPS
Carolyn H. Byrd 2000	56	Ms. Byrd is Chairman and Chief Executive Officer of GlobalTech Financial,
LLC, a financial services company established in May 2000. From 1977 until September 2000, Ms. Byrd held various positions of increasing responsibility, including Chief of Internal Audits, Director of the
Corporate Auditing Department and, most recently, President of Coca-Cola
Financial Corporation and Vice President of The Coca-Cola Company. Ms. Byrd
is currently a director of Circuit City Stores, Inc., AFC Enterprises, Inc.
and The St. Paul Companies.

Philip J. Hickey, Jr. 1997	50	Mr. Hickey, Jr. became the Company's Chairman of the Board of Directors in
January 2001 and its Chief Executive Officer in July 1998. From October
1997 until July 1998, Mr. Hickey, Jr. served as the Company's President and Chief Operating Officer and a director. From November 1992 until he joined the Company in October 1997, Mr. Hickey, Jr. served as President and Chief Operating Officer of Innovative Restaurant Concepts, Inc. ("IRC")
and Rio Bravo International, Inc., operators and franchisors of casual dining restaurants that were acquired by Applebee's International, Inc. in
March 1995.

Dick R. Holbrook 2002	52	Mr. Holbrook served as President, Chief Operating Officer and a director of AFC Enterprises, Inc., a developer, operator and franchisor of restaurants restaurants, from August 1995 to December 2004. From November 1992 to July
1995, Mr. Holbrook served as Executive Vice President and Chief Operating
Officer of AFC Enterprises, Inc. Prior to 1992, Mr. Holbrook held various executive management positions in the restaurant industry.

CLASS III - TERM EXPIRING ANNUAL MEETING 2007

NAME AND YEAR FIRST ELECTED A DIRECTOR	AGE	POSITIONS WITH THE COMPANY, PRINCIPAL OCCUPATIONS DURING AT LEAST THE PAST FIVE YEARS, AND OTHER DIRECTORSHIPS
Eugene I. Lee, Jr. 2001	43	Mr. Lee, Jr. became the Company's President and Chief Operating Officer in January 2001. From January 1999 until January 2001, Mr. Lee, Jr.
served as the Company's Executive Vice President and Chief Operating
Officer. Prior to that, he was Executive Vice President, Operations -
LongHorn Steakhouse Division from October 1997 until January 1999, and was the Company's Executive Vice President, Operations - Bugaboo Creek Steak
House Division from January 1997 until October 1997. For more than five years prior to joining the Company, he occupied various positions with Uno
Restaurant Corporation, an operator of restaurants, including Senior Vice
President - Operations.

Ronald W. San Martin 1985	57	Mr. San Martin serves as President of 490 East Paces Ferry, Inc. and has held the position of Chief Financial Officer (since June 1995) and
Secretary (since January 1996) of We're Cookin' Inc., which are restaurant development and operating companies. Mr. San Martin was the Chief
Financial Officer and the Secretary of the Company from May 1985 until
June 1995 and was Chief Operating Officer from August 1997 until October
1997.

James D. Dixon 2004	61	Mr. Dixon began his career at Citizens and Southern Corp. and remained with that organization through mergers that created C&S/Sovran, and
NationsBank, as well as the merger with Bank of America. Among other positions, he served as Vice Chairman and Chief Administrative Officer of Citizens and Southern Corp.; Senior Executive Vice President and
Chief Financial Officer of C&S/Sovran; President of NationsBank
Services, Inc.; and Chief Technology Officer of Bank of America. Prior
to his retirement in 2002, he most recently was Executive Director of
BankofAmerica.com, responsible for Internet business development, strategic alliances and joint ventures. Mr. Dixon is currently a director of 724 Solutions, Inc., BroadVision, Inc., and CheckFree
Corporation.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

        Board of Directors. The property, affairs and business of the Company are under the general management of its Board of Directors as provided by the laws of Georgia and the Bylaws of the Company. The Company has standing Audit, Compensation and Governance/Nominating Committees of the Board of Directors.

        During the 2004 fiscal year, the Company’s Board of Directors met six times. Each director, during the period he or she was a director, attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of the Board of Directors of which he or she was a member. It is the Company’s policy that all of the Company’s directors are expected to attend the Annual Meeting of Shareholders. Eight of the Company’s then-current directors attended the 2004 Annual Meeting of Shareholders. Two of the then-current directors were unable to attend.

        Audit Committee. The Audit Committee consists of three non-employee directors: Ronald W. San Martin (Chairman), Roger L. Boeve, and Carolyn H. Byrd. The primary duties and responsibilities of the Audit Committee are to: (i) monitor the integrity of the Company’s accounting and financial reporting processes, systems of internal controls and audits of the Company’s financial statements, (ii) monitor the independence, performance and integrity of the Company’s independent registered public accounting firm and internal auditing department, and (iii) provide an avenue of communication among the independent registered public accounting firm, management, the internal auditing department and the Company’s Board of Directors. A detailed list of the Committee’s functions is included in its charter. In March 2004, the Company’s Board of Directors approved a revised charter for the Audit Committee, a copy of such revised charter is posted on the Company’s website. The Audit Committee held six meetings during the 2004 fiscal year.

        The Company’s Board of Directors has determined that the members of the Audit Committee are independent as defined by the Sarbanes-Oxley Act of 2002 and the NASD listing standards, and that the Audit Committee Chairman, Mr. San Martin, is qualified as an audit committee financial expert as defined by the Securities and Exchange Commission rules.

        Compensation Committee. The Compensation Committee consists of three non-employee directors: Don L. Chapman (Chairman), James D. Dixon and Dick R. Holbrook, each of whom has been determined by the Company’s Board of Directors to be independent as defined under applicable requirements of the NASD listing standards and Section 162(m) of the Internal Revenue Code, as amended. The purpose of the Compensation Committee is to (i) encourage the achievement of the Company’s performance by providing compensation which directly relates to the performance of the individual and the achievement of internal business strategies and goals, (ii) establish compensation policies and guidelines that will attract and retain an outstanding group of executives through an overall level of compensation opportunity that is competitive within the Company’s industry, (iii) promote a direct relationship between compensation and the Company’s performance by facilitating executive officer stock ownership through stock options or other equity-based awards, (iv) serve as the “Committee” for the administration of the Company’s Amended and Restated 1992 Incentive Plan (the “1992 Plan”), the Company’s 1997 Long-Term Incentive Plan (the “1997 Plan”) and the Company’s 2002 Amended and Restated Long-Term Incentive Plan, and for other incentive compensation plans for executive officers of the Company and (v) engage experts on compensation matters, if and when it deems it proper or advisable to do so. The Compensation Committee reports to the Board of Directors. The Compensation Committee held five meetings during the 2004 fiscal year.

        Governance/Nominating Committee. The Governance/Nominating Committee consists of three non-employee directors: Carolyn H. Byrd (Chairman), Don L. Chapman and Lewis H. Jordan, each of whom has been determined by the Company’s Board of Directors to be independent as defined under applicable requirements of the NASD listing standards. The principal purpose of the Governance/ Nominating Committee is to: (i) consider significant corporate governance issues and make recommendations to the Board on appropriate governance policies and procedures for the Company, and (ii) identify and recommend candidates for election to the Board of Directors of the Company. A description of the Company’s policy regarding director candidates nominated by shareholders appears below under “Corporate Governance.” The Governance/Nominating Committee reports to the Board of Directors and held four meetings during the 2004 fiscal year.

        Compensation of Directors. During fiscal year 2004, directors of the Company who are not also employees received an annual retainer of $20,000, plus reimbursement of travel and other expenses incurred in connection with the performance of their duties. In addition, each Director who served as a Chair of a committee of the Board of Directors received $2,500, except for the Chair of the Audit Committee who received $5,000. Each other member of the Audit Committee received $2,500. Board, Chair and Audit Committee fees are paid in cash or may be deferred under the Company’s Supplemental Deferred Compensation Plan, at the election of the director. Directors who are also employees of the Company are not paid any compensation for their services as directors. In addition, non-employee Directors are also eligible to receive formula plan stock options under the Company’s 1996 Stock Plan for Outside Directors and the RARE Hospitality International, Inc. 2002 Amended and Restated Long-Term Incentive Plan, if certain Company performance measures were achieved during the preceding fiscal year. Accordingly, options to purchase 5,625 shares were granted to each of the non-employee Directors, except Messrs. Boeve and Dixon, on February 10, 2004. Messrs. Boeve and Dixon were each granted options to purchase 5,625 shares as part of their initial compensation for joining the Board on December 29, 2003.

        Corporate Governance. The Board of Directors is committed to ethical business practices and believes that strong corporate governance is important to ensure that the Company is managed for the long-term benefit of its shareholders. The Company regularly monitors developments in the area of corporate governance and has implemented a number of best practices, including the following:

        Corporate Governance Principles and Practices. The Company adopted a Corporate Governance Policy in 2003, which is regularly reviewed by the Governance/Nominating Committee.

        Code of Conduct. The Company has adopted a Code of Conduct as part of its corporate compliance program. The Code of Conduct applies to all of the Company’s directors, officers and employees. The Code of Conduct is posted on the “Investor Relations – Corporate Governance” section of the Company’s website at www.rarehospitality.com and includes a code of ethics for all employees, including the principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions. Any amendments to the Code of Conduct, and any waivers of its provisions with respect to the principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions, will be posted on the Company’s website.

        Director Nominating Process. The Governance/Nominating Committee identifies potential nominees for director through a variety of business contacts, including current executive officers, directors, community leaders and shareholders. The Governance/Nominating Committee may, to the extent it deems appropriate, retain professional search firms and other advisors to identify potential nominees for director.

        The Governance/Nominating Committee evaluates director candidates by reviewing their biographical information and qualifications. If the Committee determines that a candidate may be qualified to serve on the Board of Directors, such candidate is interviewed by at least one member of the Governance/Nominating Committee, the Chairman of the Board, and the Chief Executive Officer. The Governance/Nominating Committee then determines, based on the background information and the information obtained in the interviews, whether to recommend to the Board that a candidate be nominated for approval by the shareholders to fill a directorship. With respect to an incumbent director whom the Committee is considering as a potential nominee for re-election, the Committee reviews and considers the incumbent director’s service to the Company during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company in addition to such person’s biographical information and qualifications.

        The Governance/Nominating Committee will consider written recommendations from shareholders for nominees to the Board. The manner in which the Committee evaluates a potential nominee will not differ based on whether the candidate is recommended by a shareholder of the Company. A shareholder who wishes to recommend a person to the Committee for nomination by the Company must submit a written notice by mail to the Governance/Nominating Committee c/o the Corporate Secretary, RARE Hospitality International, Inc., 8215 Roswell Road, Building 600, Atlanta, Georgia 30350. In order to be considered in connection with nominations at any annual meeting of shareholders, such a written recommendation must be received no later than one hundred fifty (150) days in advance of the annual meeting of shareholders and should include (i) the candidate’s name, business address and other contact information, (ii) a complete description of the candidate’s qualifications, experience and background, as would be required to be disclosed in the Proxy Statement pursuant to Regulation 14A of the Securities Exchange Act of 1934 and other information responsive to the qualifications and criteria considered by the Committee, (iii) a signed statement by the candidate in which he or she consents to being named in the Proxy Statement as a nominee and to serve as a director if elected and (iv) the name and address of the shareholder(s) of record making such a recommendation.

        The Governance/Nominating Committee recommends nominees for election to the Board based on its evaluation of a number of qualifications, including but not limited to, character and integrity; financial literacy; career achievements; vision and imagination; sound business experience and acumen; relevant technological, political, economic or business expertise; social consciousness; familiarity with issues affecting the Company’s business; independence and absence of conflicts of interest; and contribution to the Board’s desired level of diversity and balance. The Committee endorses the value of seeking qualified directors from diverse backgrounds otherwise relevant to the Company’s mission, strategy and business operations and the perceived needs of the Board at a given time.

        Shareholder Communications. The Board of Directors accepts communications sent to the Board of Directors (or to specified individual directors) by shareholders of the Company. Shareholders may communicate with the Board of Directors (or with specified individual directors) by writing to them c/o Corporate Secretary, RARE Hospitality International, Inc., 8215 Roswell Road, Building 600, Atlanta, GA 30350. All written communications received in such manner from shareholders of the Company shall be forwarded to the members of the Board of Directors to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board of Directors, the communication shall be forwarded to all members of the Board of Directors.

        Procedures for the Receipt, Retention and Handling of Complaints. The Company maintains procedures for the confidential, anonymous submission by employees of any complaints or concerns about the Company, including complaints regarding accounting, internal accounting controls or auditing matters.

        Meetings of Non-Management Directors. The non-management directors of the Company meet separately on a regular basis.

        Independence. The Board has affirmatively determined that all of the non-management directors (Messrs. San Martin, Dixon, Boeve, Holbrook, Chapman, Jordan and McKerrow, Sr., and Ms. Byrd), who comprise a majority of the Board, are independent under the new standards of independence of the NASD listing standards.

        Lead Director. The Board has adopted a Lead Director Policy and maintains a lead director among its non-management directors to ensure that there is clear, open and regular communication between non-management and management directors. Since July 2004, Don L. Chapman has served in the capacity as Lead Director of the Board.

        Director Education. The Company encourages and financially supports the continued education of directors on corporate governance issues.

        Shareholders may view a current copy of the Company’s Corporate Governance Policy, the Company’s Code of Conduct, and the current charters for the Audit, Compensation, and Governance/Nominating Committees in the “Investor Relations – Corporate Governance” section of the Company’s website at www.rarehospitality.com.

EXECUTIVE OFFICERS OF THE COMPANY

        Except for Messrs. Hickey, Jr. and Lee, Jr. discussed above, the following table sets forth the names of the executive officers of the Company, their ages, their position(s) with the Company, their principal occupations and employers for at least the last five years, and any other directorships held by them in certain other companies. For information concerning ownership of Common Stock, see “Beneficial Owners of More Than Five Percent of the Company’s Common Stock; Shares Held by Directors and Executive Officers” below.

NAME AND YEAR FIRST ELECTED A DIRECTOR	AGE	POSITIONS WITH THE COMPANY, PRINCIPAL OCCUPATIONS DURING AT LEAST THE PAST FIVE YEARS
W. Douglas Benn	50	Mr. Benn became the Company's Executive Vice President, Finance,
Chief Financial Officer and Secretary in March 1998. Before joining the
Company, Mr. Benn was an independent financial consultant providing consulting services primarily to companies in the restaurant industry, including the Company, from February 1997 until March 1998. From April
1987 until February 1997, Mr. Benn was the Chief Financial Officer of
Innovative Restaurant Concepts, Inc., an operator and franchisor of casual dining restaurants that was acquired by Applebee's International, Inc.
in March 1995.

Joia M. Johnson	45	Ms. Johnson became the Company's Vice President and General Counsel in
May 1999, became the Company's Secretary in July 1999 and was named
Executive Vice President in May 2000. Before joining the Company, Ms.
Johnson served as Vice President, General Counsel and Secretary of H.J.
Russell & Company, a real estate development, construction and property management firm, where she held that position from January 1989 to May
1999. For six years during her employment with H.J. Russell & Company,
Ms. Johnson served as Corporate Counsel for Concessions International,
Inc., an airport food and beverage concessionaire and affiliate of H.J.
Russell & Company.

Thomas W. Gathers	49	Mr. Gathers became the Company's Executive Vice President of Human
Resources in December 1998. For more than five years prior to joining the Company, he was Senior Vice President - Human Resources with Uno
Restaurant Corporation.

David C. George	49	Mr. George became President of the Company's LongHorn Steakhouse division in May 2003. From October 2001 until May 2003, Mr. George was Senior
Vice-President of Operations for LongHorn Steakhouse. Prior to that, he served as Vice President of Operations for The Capital Grille from May of
2000 until October 2001. From April of 1998 until May of 2000, he was a
Regional Vice President of Operations for LongHorn Steakhouse. From
March of 1996 until April 1998, he was a Joint Venture Partner for the
LongHorn Steakhouse restaurants in North and South Carolina. For more than five years prior to joining the Company, he served as a Vice President of Operations at Battleground Restaurant Group, a privately held, multi-concept company based in North Carolina.

M. John Martin	44	Mr. Martin became President of the Company's The Capital Grille division in September 2004. Mr. Martin began his career with the Company in 1990 as a Manager of the original Capital Grille in Providence, Rhode Island.
Over the past 14 years, he has held various positions of increasing responsibility and was promoted to Vice President of Operations for The
Capital Grille division in 2001.

Kristin R. Nyhof	36	Ms. Nyhof became President of the Company's Bugaboo Creek Steak House division in September 2004. From May 2002 to September 2004, she served as Regional Vice-President of Operations for the Company's LongHorn
Steakhouse division. Ms. Nyhof began her career with the Company in 1997 as Director of Training and was promoted to Vice President of Training and Development in 2000. Prior to joining the Company, Ms. Nyhof was the
Director of Training for Fresh Choice in Santa Clara, California.

Benjamin A. Waites	43	Mr. Waites became the Company's Chief Accounting Officer, Vice President
and Corporate Controller in February 2005. Mr. Waites began his career with the Company in 1997 as Corporate Controller and was promoted to Vice
President and Corporate Controller in 1999. Prior to joining the
Company, he was Vice President of Finance for Apple South, Inc., an
operator of casual dining restaurants.

BENEFICIAL OWNERS OF MORE THAN FIVE PERCENT OF THE COMPANY'S COMMON STOCK;
SHARES HELD BY DIRECTORS AND EXECUTIVE OFFICERS

        Based solely on information made available to the Company, the following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of March 15, 2005 by (i) each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock of the Company, (ii) each director and nominee for director of the Company, (iii) the Named Executive Officers of the Company (as defined under “Executive Compensation” below), and (iv) all of the Company’s executive officers and directors as a group.

	SHARES BENEFICIALLY OWNED
NAME (1)	SHARES		PERCENT
Philip J. Hickey, Jr	853,126	(2)	2.4%
Eugene I. Lee, Jr	402,880	(3)	1.2%
Ronald W. San Martin	291,702	(4)	*
W. Douglas Benn	275,763	(5)	*
George W. McKerrow, Sr	194,735	(6)	*
David C. George	111,201	(7)	*
Don L. Chapman	56,946	(8)	*
Lewis H. Jordan	34,875	(9)	*
Joia M. Johnson	34,453	(10)	*
Carolyn H. Byrd	22,687	(11)	*
Dick R. Holbrook	20,550	(12)	*
James D. Dixon	5,625	(13)	*
Roger L. Boeve	5,625		*
T.Rowe Price Associates, Inc.	3,998,048	(14)	11.6%
Wellington Management Company, LLP	2,071,886	(15)	6.0%
All executive officers and directors
as a group (seventeen persons)	2,487,025	(16)	6.9%

_________________

         *Less than one percent.

(1)

The named shareholders have sole voting and investment power with respect to all shares shown as being beneficially owned by them, except as otherwise indicated. Shares underlying stock options that are exercisable within 60 days are deemed to be outstanding for the purpose of computing the outstanding shares owned by the particular person and by the group, but are not deemed outstanding for any other purpose.

(2)

Includes 15,750 shares held in an irrevocable trust for his daughter, 15,750 shares held in an irrevocable trust for his son, and 742,888 shares that are subject to stock options exercisable within 60 days.

(3)	Includes 356,730 shares that are subject to stock options exercisable within 60 days.
(4)

Includes 32,000 shares pledged to secure a loan to Mr. San Martin over which he has sole voting and shared investment power and 86,250 shares that are subject to stock options exercisable within 60 days.

(5)	Includes 1,500 shares held as custodian for his children and 231,526 shares that are subject to stock options exercisable within 60 days.
(6)

Consists of 5,625 shares that are subject to stock options exercisable within 60 days and 189,110 shares held by the George W. McKerrow, Sr. Revocable Trust. Mr. McKerrow, Sr. is the sole trustee of such trust and has sole voting and investment power over all 189,110 shares held by the trust.

(7)	Includes 108,201 shares that are subject to stock options exercisable within 60 days.
(8)	Includes 45,000 shares that are subject to stock options exercisable within 60 days.
(9)	Includes 16,875 shares that are subject to stock options exercisable within 60 days.
(10)	Includes 33,953 shares that are subject to stock options exercisable within 60 days.
(11)	Includes 19,687 shares are subject to stock options exercisable within 60 days.
(12)	Includes 16,875 shares are subject to stock options exercisable within 60 days.
(13)	Represents 5,625 shares that are subject to stock options exercisable within 60 days.
(14)

Based on a Schedule 13G/A filed with the SEC on February 14, 2005 by T. Rowe Price Associates, Inc. (Price Associates). The address of Price Associates is 100 East Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors, which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(15)

Based on a Schedule 13G filed with the SEC on February 14, 2005 by Wellington Management Company, LLP. The address of Wellington Management Company, LLC is 75 State Street, Boston, Massachusetts 02109.

(16)	Includes 1,831,221 shares that are subject to stock options exercisable within 60 days.

EXECUTIVE COMPENSATION

        The following table presents certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities during the fiscal years ended December 26, 2004, December 28, 2003 and December 29, 2002 for the Company’s Chief Executive Officer and each of the next four most highly compensated executive officers of the Company during the fiscal year ended December 26, 2004 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

	ANNUAL COMPENSATION			LONG TERM COMPENSATION
NAME AND PRINCIPAL POSITION	YEAR	SALARY	BONUS	SECURITIES UNDERLYING OPTIONS	ALL OTHER COMPENSATION(1)
Philip J. Hickey, Jr	2004	$594,369	$386,250	50,000	$15,094
Chairman of the Board of	2003	450,000	495,000	12,937	14,412
Directors and Chief Executive	2002	375,000	525,000	125,625	6,014
Officer
Eugene I. Lee, Jr	2004	393,138	258,125	69,250	9,038
President and Chief Operating	2003	325,000	357,500	28,125	97,384
Officer and Director	2002	274,836	327,055	33,750	46,658
W. Douglas Benn	2004	299,176	155,500	41,937	10,183
Executive Vice President, Finance	2003	275,000	242,000	51,974	42,566
and Chief Financial Officer	2002	235,000	197,400	25,312	22,902
Joia M. Johnson	2004	279,291	90,750	27,125	7,364
Executive Vice President, General	2003	260,000	143,000	54,649	7,318
Counsel and Secretary	2002	210,000	117,600	16,875	5,679
David C. George	2004	256,436	69,269	34,506	6,513
President, LongHorn	2003	205,547	89,422	64,431	5,000
Steakhouse	2002	200,000	57,554	9,812	5,000

_________________

(1)

For 2004, this amount includes $5,000 for each of Messrs. Hickey, Jr., Lee, Jr., Benn, George and Ms. Johnson for discretionary and matching contributions to the Company’s supplemental deferred compensation plan. The matching contributions are based on pre-tax elective contributions (included under salary and bonus) made to such plan. For Messrs. Hickey, Jr., Lee, Jr., Benn, George and Ms. Johnson, this amount includes insurance premiums paid by the Company in the amount of $10,094, $4,038, $5,183, $1,513 and $2,364, respectively, in 2004.

OPTION GRANTS IN 2004

        The following table presents information on grants of stock options during the fiscal year ended December 26, 2004 to the Named Executive Officers. Such grants are reflected in the Summary Compensation Table above.

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)(2)	% of Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1) 5% ($) 10% ($)
Philip J. Hickey, Jr.	50,000	7.13%	$26.81	7/20/2014	1,710,855	3,476,912
Eugene I. Lee, Jr.	29,250	4.17%	$27.14	2/10/2014	1,013,170	2,059,029
	40,000	5.71%	$26.81	7/20/2014	1,368,684	2,781,529
W. Douglas Benn	21,937	3.13%	$27.14	2/10/2014	759,860	1,544,237
	20,000	2.85%	$26.81	7/20/2014	684,342	1,390,765
Joia M. Johnson	14,625	2.09%	$27.14	2/10/2014	506,585	1,029,515
	12,500	1.78%	$26.81	7/20/2014	427,714	869,228
David C. George	10,756	1.53%	$27.14	2/10/2014	372,569	757,160
	15,625	2.23%	$26.15	4/20/2014	521,481	1,059,787
	5,625	0.80%	$26.81	7/20/2014	192,471	391,153
	2,500	0.36%	$30.19	10/19/2014	96,327	195,763

_________________

(1)

Amounts represent hypothetical gains that could be achieved for the respective options at the end of the option term, which is one day less than ten years for all options listed. The assumed 5% and 10% rates of annual stock appreciation are mandated by the rules of the SEC and may not accurately reflect the appreciation of the price of the Common Stock from the grant date until the end of the option term. These assumptions are not intended to forecast future price appreciation of the Company's Common Stock.

(2)	These options vest and become exercisable in three equal annual installments beginning on the first anniversary of the date of grant.

AGGREGATED OPTION EXERCISES IN 2004
AND YEAR-END OPTION VALUES

         The following table presents information with respect to options exercised by the Named Executive Officers during 2004 and the number and fiscal year end values of unexercised options to purchase the Company's Common Stock held by the Named Executive Officers as of December 26, 2004.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(2)
Name	Shares Acquired on Exercise (#)	Value Realized($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Philip J. Hickey, Jr	160,000	3,577,485	660,718	193,146	14,643,691	2,994,428
Eugene I. Lee, Jr	90,998	1,794,117	286,786	234,138	5,276,161	3,079,533
W. Douglas Benn	27,000	598,320	197,379	129,733	3,734,345	1,403,505
Joia M. Johnson	25,285	275,732	14,688	80,656	108,367	753,982
David C. George	30,000	484,788	80,626	80,622	1,271,536	674,926

_________________

(1)	“Value Realized” represents the amount equal to the excess of the fair market value (average of the high and low trade prices) of the shares at the time of exercise over the exercise price.
(2)

Represents the fair market value as of December 24, 2004 ($31.04), the last trading day before the Company’s fiscal year-end, of the shares underlying the options less the exercise price of the options.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the common stock that may be issued under all of the Company’s existing equity compensation plans as of December 26, 2004. This table does not include information with respect to shares subject to outstanding options granted under the Bugaboo Creek Steak House, Inc. 1994 Stock Option Plan, which is described in note 8 to this table.

	Number of Securities to be Issued Upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance
Equity Compensation	1,530,862	(1)	$22.52	2,569,074	(6)
Plans Approved by	1,035,412	(2)	$12.78	539	(7)
Stockholders	171,562	(3)	$16.58	11,251
	717,792	(4)	$8.20	--
Equity Compensation Plans
not Approved by Stockholders	114,587	(5)	$8.28	--
Total	3,570,215		$16.07	2,580,864

_________________

(1)	RARE Hospitality International, Inc. Amended and Restated 2002 Long-Term Incentive Plan.
(2)	RARE Hospitality International, Inc. 1997 Long-Term Incentive Plan.
(3)	Amended and Restated RARE Hospitality International, Inc. 1996 Stock Plan for Outside Directors.
(4)	LongHorn Steaks, Inc. Amended and Restated 1992 Incentive Plan.
(5)

These options were granted on the same terms and conditions as those granted under the Company’s 1997 Long-Term Incentive Plan and were granted at prices which equated to current market value on the date of grant, are exercisable after three to five years, and must be exercised within ten years from the date of grant.

(6)	Includes up to 2,320,000 shares that may be granted as awards of restricted stock.
(7)	Includes shares that may be granted as awards of restricted stock, performance shares or unrestricted stock.
(8)

In connection with its acquisition of Bugaboo Creek Steak House, Inc. in September 1996, the Company assumed stock options under the Bugaboo Creek Steak House, Inc. 1994 Stock Option Plan. As of December 26, 2004, options were exercisable for 126 shares of Company common stock under this plan at a weighted average exercise price of $9.48. No further awards will be made under this plan.

        Employment Contracts. The material terms of all employment agreements with the Company’s executive officers are described below.

        Through its subsidiary, RARE Hospitality Management, Inc., the Company and Philip J. Hickey, Jr. (“Mr. Hickey, Jr.”), Chairman of the Board of Directors and Chief Executive Officer of the Company, are parties to an employment agreement (the “Hickey, Jr. Employment Agreement”) dated April 28, 2003. The Hickey, Jr. Employment Agreement was amended on October 27, 2004 to provide for a term ending April 27, 2006, unless renewed on or before October 27, 2005. Mr. Hickey, Jr. currently receives an annual salary of $625,000. During the term of the Hickey, Jr. Employment Agreement, as amended, Mr. Hickey, Jr. is eligible for a bonus of not less than 100% of his salary. He currently receives an annual bonus of up to 150% of his annual salary as determined and paid in accordance with a bonus program for the executive officers of the Company. The Hickey, Jr. Employment Agreement, as amended, requires that Mr. Hickey, Jr. be eligible to receive stock options of the Company, and also provides certain death and disability benefits. In the event that the Company terminates Mr. Hickey, Jr.‘s employment without Cause (as defined in the Hickey, Jr. Employment Agreement), (i) Mr. Hickey, Jr. will continue to receive his Base Salary (as defined in the Hickey, Jr. Employment Agreement) for a period of 18 months, (ii) Mr. Hickey, Jr. will receive the bonus to which he would have been entitled for the then-fiscal year if he had been employed on the date bonuses were distributed, calculated pro rata based upon days worked during the then-current fiscal year, (iii) all of Mr. Hickey, Jr.‘s stock options that otherwise would have vested within 24 months after such termination will become immediately vested, and (iv) the Company will continue to provide health and welfare benefits to Mr. Hickey, Jr. and his immediate family for a period of 12 months after termination of the Hickey, Jr. Employment Agreement. In the event that, within 18 months following a Change in Control (as defined in the Hickey, Jr. Employment Agreement), Mr. Hickey, Jr.‘s employment is terminated, Mr. Hickey, Jr.‘s responsibilities are substantially reduced or the Company moves its corporate headquarters away from Atlanta, the Hickey, Jr. Employment Agreement will terminate, and (i) Mr. Hickey, Jr. will receive a lump sum payment equal to the average of his bonus for the two prior fiscal years, and he will continue to receive his then Base Salary (as defined in the Hickey, Jr. Employment Agreement) for a period of 36 months, (ii) all of Mr. Hickey Jr.‘s stock options that otherwise would have vested within 24 months after such termination will become immediately vested, and (iii) the Company will continue to provide health and welfare benefits to Mr. Hickey, Jr. and his immediate family for a period of 18 months after the termination date.

        Through its subsidiary, RARE Hospitality Management, Inc., the Company and Eugene I. Lee, Jr. (“Mr. Lee, Jr.”), President and Chief Operating Officer of the Company, are parties to an employment agreement (the “Lee, Jr. Employment Agreement”) dated April 28, 2003. The Lee, Jr. Employment Agreement was amended on October 27, 2004 to provide for a term ending April 27, 2006, unless renewed on or before October 27, 2005. Mr. Lee, Jr. currently receives an annual salary of $425,000. During the term of the Lee, Jr. Employment Agreement, as amended, Mr. Lee, Jr. is eligible for a bonus of not less than 100% of his salary. He currently receives an annual bonus of up to 150% of his annual salary as determined and paid in accordance with a bonus program for the executive officers of the Company. The Lee, Jr. Employment Agreement, as amended, requires that Mr. Lee, Jr. be eligible to receive stock options of the Company, and also provides certain death and disability benefits. In the event that the Company terminates Mr. Lee, Jr.‘s employment without Cause (as defined in the Lee, Jr. Employment Agreement), (i) Mr. Lee, Jr. will continue to receive his Base Salary (as defined in the Lee, Jr. Employment Agreement) for a period of 18 months, (ii) Mr. Lee, Jr. will receive the bonus to which he would have been entitled for the then-fiscal year if he had been employed on the date bonuses were distributed, calculated pro rata based upon days worked during the then-current fiscal year, (iii) all of Mr. Lee, Jr.‘s stock options that otherwise would have vested within 24 months after such termination will become immediately vested, and (iv) the Company will continue to provide health and welfare benefits to Mr. Lee, Jr. and his immediate family for a period of 12 months after termination of the Lee, Jr. Employment Agreement. In the event that, within 18 months following a Change in Control (as defined in the Lee, Jr. Employment Agreement), Mr. Lee, Jr.‘s employment is terminated, Mr. Lee, Jr.‘s responsibilities are substantially reduced or the Company moves its corporate headquarters away from Atlanta, the Lee, Jr. Employment Agreement will terminate, and (i) Mr. Lee, Jr. will receive a lump sum payment equal to the average of his bonus for the two prior fiscal years, and he will continue to receive his then Base Salary (as defined in the Lee, Jr. EmploymentAgreement) for a period of 36 months, (ii) all of Mr. Lee, Jr.‘s stock options that otherwise would have vested within 24 months after such termination will become immediately vested, and (iii) the Company will continue to provide health and welfare benefits to Mr. Lee, Jr. and his immediate family for a period of 18 months after the termination date.

        Through its subsidiary, RARE Hospitality Management, Inc., the Company and W. Douglas Benn (“Mr. Benn”), Executive Vice President, Finance and Chief Financial Officer of the Company, are parties to an employment agreement (the “Benn Employment Agreement”) dated April 28, 2003. The Benn Employment Agreement was amended on October 27, 2004 to provide for a term ending April 27, 2006, unless renewed on or before October 27, 2005. Mr. Benn currently receives an annual salary of $320,000. During the term of the Benn Employment Agreement, as amended, Mr. Benn is eligible for a bonus of not less than 80% of his salary. He currently receives an annual bonus of up to 127.5% of his annual salary as determined and paid in accordance with a bonus program for the executive officers of the Company. The Benn Employment Agreement, as amended, requires that Mr. Benn be eligible to receive stock options of the Company, and also provides certain death and disability benefits. In the event that the Company terminates Mr. Benn’s employment without Cause (as defined in the Benn Employment Agreement), (i) Mr. Benn will continue to receive his Base Salary (as defined in the Benn Employment Agreement) for a period of 12 months, (ii) Mr. Benn will receive the bonus to which he would have been entitled for the then-fiscal year if he had been employed on the date bonuses were distributed, calculated pro rata based upon days worked during the then-current fiscal year, (iii) all of Mr. Benn’s stock options that otherwise would have vested within 24 months after such termination will become immediately vested, and (iv) the Company will continue to provide health and welfare benefits to Mr. Benn and his immediate family for a period of 12 months after termination of the Benn Employment Agreement. In the event that, within 18 months following a Change in Control (as defined in the Benn Employment Agreement), Mr. Benn’s employment is terminated, Mr. Benn’s responsibilities are substantially reduced or the Company moves its corporate headquarters away from Atlanta, the Benn Employment Agreement will terminate, and (i) Mr. Benn will receive a lump sum payment equal to the average of his bonus for the two prior fiscal years, and he will continue to receive his then Base Salary (as defined in the Benn Employment Agreement) for a period of 24 months, (ii) all of Mr. Benn’s stock options that otherwise would have vested within 24 months after such termination will become immediately vested, and (iii) the Company will continue to provide health and welfare benefits to Mr. Benn and his immediate family for a period of 18 months after the termination date.

        Through its subsidiary, RARE Hospitality Management, Inc., the Company and Joia M. Johnson (“Ms. Johnson”), Executive Vice President, General Counsel and Secretary of the Company, are parties to an employment agreement (the “Johnson Employment Agreement”) dated April 28, 2003. The Johnson Employment Agreement was amended on October 27, 2004 to provide for a term ending April 27, 2006, unless renewed on or before October 27, 2005. Ms. Johnson currently receives an annual salary of $300,000. During the term of the Johnson Employment Agreement, as amended, Ms. Johnson is eligible for a bonus of not less than 50% of her salary. She currently receives an annual bonus of up to 82.5% of her annual salary as determined and paid in accordance with a bonus program for the executive officers of the Company. The Johnson Employment Agreement, as amended, requires that Ms. Johnson be eligible to receive stock options of the Company, and also provides certain death and disability benefits. In the event that the Company terminates Ms. Johnson’s employment without Cause (as defined in the Johnson Employment Agreement), (i) Ms. Johnson will continue to receive her Base Salary (as defined in the Johnson Employment Agreement) for a period of 12 months, (ii) Ms. Johnson will receive the bonus to which she would have been entitled for the then-fiscal year if she had been employed on the date bonuses were distributed, calculated pro rata based upon days worked during the then-current fiscal year, (iii) all of Ms. Johnson’s stock options that otherwise would have vested within 24 months after such termination will become immediately vested, and (iv) the Company will continue to provide health and welfare benefits to Ms. Johnson and her immediate family for a period of 12 months after the termination of the Johnson Employment Agreement. In the event that, within 18 months following a Change in Control (as defined in the Johnson Employment Agreement), Ms. Johnson’s employment is terminated or Ms. Johnson’s responsibilities are substantially reduced, the Johnson Employment Agreement will terminate, and (i) Ms. Johnson will receive a lump sum payment equal to the average of her bonus for the two prior fiscal years, and she will continue to receive her then Base Salary (as defined in the Johnson Employment Agreement) for a period of 24 months, (ii) all of Ms. Johnson’s stock options that otherwise would have vested within 24 months after such termination will become immediately vested, and (iii) the Company will continue to provide health and welfare benefits to Ms. Johnson and her immediate family for a period of 18 months after the termination date.

        Through its subsidiary, RARE Hospitality Management, Inc., the Company and Thomas W. Gathers (“Mr. Gathers”), Executive Vice President of Human Resources of the Company, are parties to an employment agreement (the “Gathers Employment Agreement”) dated April 28, 2003. The Gathers Employment Agreement was amended on October 27, 2004, to provide for a term ending April 27, 2006, unless renewed on or before October 27, 2005. Mr. Gathers currently receives an annual salary of $250,000. During the term of the Gathers Employment Agreement, as amended, Mr. Gathers is eligible for a bonus of not less than 40% of his salary. He currently receives an annual bonus of up to 60% of his annual salary as determined and paid in accordance with a bonus program for the executive officers of the Company. The Gathers Employment Agreement, as amended, requires that Mr. Gathers be eligible to receive stock options of the Company, and also provides certain death and disability benefits. In the event that the Company terminates Mr. Gathers’ employment without Cause (as defined in the Gathers Employment Agreement), (i) Mr. Gathers will continue to receive his Base Salary (as defined in the Gathers Employment Agreement) for a period of 12 months, (ii) Mr. Gathers will receive the bonus to which he would have been entitled for the then-fiscal year if he had been employed on the date bonuses were distributed, calculated pro rata based upon days worked during the then-current fiscal year, (iii) all of Mr. Gathers’ stock options that otherwise would have vested within 24 months after such termination will become immediately vested, and (iv) the Company will continue to provide health and welfare benefits to Mr. Gathers and his immediate family for a period of 12 months after termination of the Gathers Employment Agreement. In the event that, within 18 months following a Change in Control (as defined in the Gathers Employment Agreement), Mr. Gathers’ employment is terminated, or Mr. Gathers’ responsibilities are substantially reduced, the Gathers Employment Agreement will terminate, and (i) Mr. Gathers will receive a lump sum payment equal to the average of his bonus for the two prior fiscal years, and he will continue to receive his then Base Salary (as defined in the Gathers Employment Agreement) for a period of 24 months, (ii) all of Mr. Gathers’ stock options that otherwise would have vested within 24 months after such termination will become immediately vested, and (iii) the Company will continue to provide health and welfare benefits to Mr. Gathers and his immediate family for a period of 18 months after the termination date.

        Through its subsidiary, RARE Hospitality Management, Inc., the Company and David C. George (“Mr. George”), President—LongHorn Steakhouse, entered into an employment agreement (the “George Employment Agreement”) dated October 27, 2004. The George Employment Agreement provides for termination at the will of the Company or Mr. George. Mr. George currently receives an annual salary of $300,000 and a monthly car allowance of $1,000. Under the George Employment Agreement, Mr. George is eligible for a bonus determined and paid in accordance with the bonus program for employees of the Company, as approved by the Company from time to time. The George Employment Agreement requires that Mr. George be eligible to receive stock options of the Company, and also provides certain death and disability benefits. In the event that the Company terminates Mr. George’s employment without Cause (as defined in the George Employment Agreement), Mr. George will continue to receive his Base Salary (as defined in the George Employment Agreement) for a period of 12 months. In the event that Mr. George’s employment is terminated within 12 months following a Change in Control (as defined in the George Employment Agreement), Mr. George will receive a lump sum payment equal to the sum of his bonus for the prior fiscal year and his then-current Base Salary.

        Through its subsidiary, Capital Grille Holdings, Inc., the Company and M. John Martin (“Mr. Martin”), President—The Capital Grille, entered into an employment agreement (the “Martin Employment Agreement”) dated October 27, 2004. The Martin Employment Agreement provides for termination at the will of the Company or Mr. Martin. Mr. Martin currently receives an annual salary of $235,000 and a monthly car allowance of $1,000. Under the Martin Employment Agreement, Mr. Martin is eligible for a bonus determined and paid in accordance with the bonus program for employees of the Company, as approved by the Company from time to time. The Martin Employment Agreement requires that Mr. Martin be eligible to receive stock options of the Company, and also provides certain death and disability benefits. In the event that the Company terminates Mr. Martin’s employment without Cause (as defined in the Martin Employment Agreement), Mr. Martin will continue to receive his Base Salary (as defined in the Martin Employment Agreement) for a period of 12 months. In the event that Mr. Martin’s employment is terminated within 12 months following a Change in Control (as defined in the Martin Employment Agreement), Mr. Martin will receive a lump sum payment equal to the sum of his bonus for the prior fiscal year and his then-current Base Salary.

        Through its subsidiary, Bugaboo Creek Holdings, Inc., the Company and Kristin R. Nyhof (“Ms. Nyhof”), President—Bugaboo Creek Steak House, entered into an employment agreement (the “Nyhof Employment Agreement”) dated October 27, 2004. The Nyhof Employment Agreement provides for termination at the will of the Company or Ms. Nyhof. Ms. Nyhof currently receives an annual salary of $200,000 and a monthly car allowance of $1,000. Under the Nyhof Employment Agreement, Ms. Nyhof is eligible for a bonus determined and paid in accordance with the bonus program for employees of the Company, as approved by the Company from time to time. The Nyhof Employment Agreement requires that Ms. Nyhof be eligible to receive stock options of the Company, and also provides certain death and disability benefits. In the event that the Company terminates Ms. Nyhof’s employment without Cause (as defined in the Nyhof Employment Agreement), Ms. Nyhof will continue to receive her Base Salary (as defined in the Nyhof Employment Agreement) for a period of 12 months. In the event that Ms. Nyhof’s employment is terminated within 12 months following a Change in Control (as defined in the Nyhof Employment Agreement), Ms. Nyhof will receive a lump sum payment equal to the sum of her bonus for the prior fiscal year and her then-current Base Salary.

        Through its subsidiary, RARE Hospitality Management, Inc., the Company and Benjamin A. Waites (“Mr. Waites”), Chief Accounting Officer, Vice President and Controller, are parties to an employment agreement (the “Waites Employment Agreement”) dated December 15, 2003. The Waites Employment Agreement has a term that continues from year to year as employment at will until it is terminated by the Company or Mr. Waites for any reason. Mr. Waites currently receives an annual salary of $180,000. He currently receives an annual bonus of up to 45% of his annual salary, as determined and paid in accordance with the bonus program for employees of the Company, as approved by the Company from time to time. The Waites Employment Agreement provides for certain death and disability benefits to Mr. Waites, as well as certain additional payments, in the event that the Company terminates Mr. Waites’ employment without Cause (as defined in the agreement) or in the event of a Change in Control (as defined in the agreement). In the event that the Company terminates Mr. Waites’ employment without Cause (as defined in the Waites Employment Agreement), Mr. Waites will continue to receive his Base Salary (as defined in the Waites Employment Agreement) for a period of six months. In the event that Mr. Waites’ employment is terminated within 12 months following a Change in Control (as defined in the Waites Employment Agreement), Mr. Waites will receive a lump sum payment equal to the sum of his bonus for the prior fiscal year and six months of his then-current Base Salary.

        Each of the Employment Agreements contains certain provisions relating to unauthorized disclosure of confidential information, recognition of proprietary rights, non-competition and non-solicitation. Without consent of the Company, Messrs. Hickey, Jr. and Lee, Jr. may not compete with the Company during their employment and for a period of 18 months thereafter. Without consent of the Company, Messrs. Benn, Gathers, George, Martin and Waites or Ms. Johnson and Nyhof may not compete with the Company during their employment and for a period of 12 months thereafter.

SHAREHOLDER RETURN ANALYSIS

        The stock price performance graph depicted below is not deemed to be part of a document filed with the SEC pursuant to the Securities Act or the Exchange Act and is not to be deemed incorporated by reference in any documents filed under the Securities Act or the Exchange Act without the express consent of the Company.

        The following line-graph presentation compares cumulative total shareholder returns of the Company with the Nasdaq Stock Market (U.S. Companies) and a Peer Index for the five year period beginning on December 27, 1999 (assuming the investment of $100 in the Company’s Common Stock, the Nasdaq Stock Market (U.S. Companies), and the Peer Index on December 27, 1999 and reinvestment of all dividends).

Comparison of Five—Year Cumulative Total Returns
Performance Graph for
RARE Hospitality International, Inc.

Produced on 02/24/2005 including data to 12/23/2004

$400
$300
$200
$100
$0
372.4
265.1
54.8
12/23/1999
12/28/2000
12/28/2001
12/27/2002
12/26/2003
12/23/2004

Legend

Symbol	CRSP Total Returns Index for:	12/1999	12/2000	12/2001	12/2002	12/2003	12/2004
——— ■	RARE Hospitality International, Inc.	100.0	184.0	185.8	221.6	288.0	372.4
— — ★	Nasdaq Stock Market (US Companies)	100.0	64.1	50.0	34.2	50.0	54.8
- - - - ▲	Self—Determined Peer Group	100.0	128.3	186.4	176.0	238.3	265.1

Notes:

A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year—end, is not a trading day, the preceding trading day is used.
D. The index level for all series was set to $100.0 on 12/23/1999.

Prepared by CRSP (www.crsp.uchicago.edu), Center for Research in Security Prices, Graduate School of Business, The University of Chicago. Used with permission. All rights reserved.

13089/80030000

©Copyright 2005

        The Peer Index is composed of 45 companies, including the Company, offering a wide variety of restaurant services and franchising found primarily in the Standard Industrial Classification (“SIC”) Code groups 5810 and 5812. Information with regard to SIC classifications in general can be found in the Standard Industrial Classification Manual published by the Executive Office of the President, Office of Management and Budget. Specific information regarding the companies comprising the Peer Index will be provided to any shareholder upon request to the Secretary of the Company.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

        The compensation of the Company’s executive officers is subject to annual review and approval by the Compensation Committee. Compensation of executives generally consists of base salary, cash bonuses, participation in various benefit plans on the same basis as other employees of the Company, and the award of stock options. In establishing compensation policies and levels, the Compensation Committee seeks to attract, motivate and retain an outstanding group of executives by providing total compensation that is competitive with compensation at other companies in the Company’s peer group (which may not be identical to the Peer Index included in the Performance Graph on page 18), and to align the interests of those executives with the Company’s overall business strategies and goals.

        In 2004, the Compensation Committee reviewed the compensation of the Company’s executive officers and determined salaries in light of the level of responsibility of the executives, prior experience and achievements and the importance of each executive’s contribution to the Company. For the 2004 fiscal year, the Compensation Committee engaged an independent compensation consultant to perform a review of the Company’s executive compensation. The consultant analyzed the level of base pay and incentive plan provided by the Company for its executive officers. The Compensation Committee has used, and will continue to use, the compensation model developed by the consultants when considering compensation related decisions. The Compensation Committee’s determinations of the level of compensation for the Company’s executive officers was also based upon a review of publicly-available information on executive compensation at comparable public companies in the Company’s peer group. The Compensation Committee considered a number of factors in determining Mr. Hickey, Jr.‘s cash and equity compensation for fiscal 2004. A weakened economy and uncertain capital markets made fiscal year 2003 a very difficult one for many companies. Despite the volatile environment, RARE Hospitality, under the leadership of Mr. Hickey, Jr. and the rest of the executive team, was able to achieve certain critical financial goals, while continuing to develop a solid foundation for long-term business success. The following factors were the primary considerations in determining Mr. Hickey, Jr.‘s compensation for fiscal year 2004: The achievement in fiscal 2003 of 19.8% growth in diluted earnings per share (excluding nonrecurring expenses) and net revenue growth of 16.5% during very difficult economic times, as well as continuing success in developing a solid foundation for long-term growth, and providing superior leadership and vision. For fiscal year 2004, Mr. Hickey, Jr. received $600,000 in base salary, which became effective as of January 5, 2004. Mr. Hickey, Jr. was also awarded cash bonuses aggregating $386,250, equivalent to 65% of his base salary based on the Company’s achievement of its earnings per share objectives. Mr. Hickey, Jr.‘s compensation plan for fiscal 2004 provided for the award of 110,130 stock options related to fiscal 2004 performance.

        The Company’s executives are entitled to receive bonuses under a plan that bases bonuses on the Company’s earnings per share or a combination of the Company’s earnings per share and the performance of the concept in which the executive was employed. The bonus compensation of the Chief Executive Officer under this plan is entirely based on the Company’s earnings per share. For the 2004 fiscal year, cash bonuses were paid to each named Executive Officer under this plan.

        The Compensation Committee approves grants from time-to-time of options or other stock-based incentive awards to key employees under the Company’s 1997 Plan and its 2002 Amended and Restated Long-Term Incentive Plan, to provide greater incentive to such employees to increase the long-term value of the Company and its stock. The Compensation Committee granted options in the 2004 fiscal year to each of the named Executive Officers. As of March 15, 2005, the Named Executive Officers appearing in the Summary Compensation Table held stock or the right to acquire stock representing 4.7% of the Company’s outstanding common stock, assuming all outstanding options exercisable within 60 days of March 15, 2005 held by such Named Executive Officers are exercised.

        Section 162(m) of the Internal Revenue Code (the “Code”) generally limits to $1 million the deduction that can be claimed by a publicly held company for compensation paid to the company’s chief executive officer and its four other highest paid executive officers. Section 162(m) specifically exempts certain performance-based compensation from the deduction limit. It is the Compensation Committee’s intent to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market of executive talent.

The Company has structured its Amended and Restated 2002 Long-Term Incentive Plan to be consistent with the terms of Section 162(m), so that taxable compensation derived from the exercise of stock options granted under the plan should qualify as performance-based and be fully deductible. In addition, the Company is proposing that the shareholders approve at the Annual Meeting the Executive Officer Performance Incentive Plan, under which the Company intends to provide performance-based incentive compensation to our Chief Executive Officer and other executive officers in the form of cash and restricted stock that will be exempt from the $1 million deduction limitation.

        This report is not deemed to be incorporated by reference in any filing by the Company under the Securities Act or the Securities Exchange Act, except to the extent that the Company specifically incorporates this report by reference.

COMPENSATION COMMITTEE:

Don L. Chapman, Chairman

James D. Dixon

Dick R. Holbrook

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 2004, Messrs. Chapman, Dixon and Holbrook served on the Compensation Committee. None of them were an officer or employee of the Company or any of its subsidiaries in 2004, nor any time prior thereto. During 2004, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K, and none of our executive officers served on the Compensation Committee (or equivalent) or the Board of Directors of another entity whose executive officer(s) served on our Board of Directors or our Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Based solely on a review of the copies of reports furnished to the Company, or written representations that no annual forms (Form 5) were required, the Company believes that, during the 2004 fiscal year, all filing requirements of its officers, directors and 10% shareholders for reporting to the Securities and Exchange Commission their ownership and changes in ownership of Common Stock (as required pursuant to Section 16(a) of the Securities Exchange Act of 1934) were complied with, except for the following: Don L. Chapman filed a Form 4 on March 22, 2005 to report an earlier stock option exercise.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors, and operates under a written charter adopted by the Board of Directors. The Company’s management has primary responsibility for the Company’s financial statements and reporting processes, including the systems of internal controls. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent integrated audit and issuing reports and opinions on the following:

  the Company's consolidated financial statements;
  the Company's internal control over financial reporting; and
  management's assessment of the effectiveness of the Company's internal control over financial reporting.

        The Company has a full-time Internal Audit Department that reports to the Audit Committee and management, and is responsible for reviewing and evaluating the Company’s internal controls. The function of the Audit Committee is not to duplicate the activities of management, or the internal or external auditors, but to serve in a Board-level oversight role in which it provides advice, counsel, and direction to management and the Company’s independent registered public accounting firm. The Audit Committee has sole authority to select, evaluate and, if appropriate, to replace the Company’s independent registered public accounting firm.

        The Audit Committee has implemented procedures that guide its activities during the course of each fiscal year and which are designed for it to devote the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter. To carry out its responsibilities, the Audit Committee met six times during 2004.

        In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and KPMG LLP disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2004. This review included a discussion with management and KPMG LLP of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant estimates and judgments, and the clarity and completeness of disclosures in the Company’s consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements, on which KPMG LLP issued an unqualified opinion, were prepared in accordance with accounting principles generally accepted in the United States of America.

        The Audit Committee monitored the Company’s progress in complying with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s Auditing Standard No. 2 regarding the audit of internal control over financial reporting. This oversight included the review of key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Committee continued to monitor the scope and adequacy of the Company’s internal auditing program and steps taken to implement recommended improvements in internal procedures and controls.

        The Audit Committee also discussed with KPMG LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended. The Audit Committee has received from KPMG LLP, as required by Independence Standards Board Standard No.1, “Independence Discussions with Audit Committee,” (i) a written disclosure, indicating all relationships, if any, between KPMG LLP and its related entities and the Company and its related entities which, in the auditor’s professional judgment, reasonably may be thought to bear on the auditor’s independence, and (ii) a letter from KPMG LLP confirming that, in its professional judgment, it is independent of the Company. In addition, the Audit Committee discussed with KPMG LLP their independence from management and the Company, including the matters in the written disclosures required of KPMG LLP by Independence Standards Board Standard No. 1. The Audit Committee also considered whether the provision of services during 2004 by KPMG LLP that were unrelated to their audit of the financial statements during 2004 is compatible with maintaining KPMG LLP’s independence.

        Additionally, the Audit Committee discussed with KPMG LLP the overall scope and plan for their audit. The Audit Committee met with KPMG LLP to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for 2004 for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board of Directors that the Company retain KPMG LLP as the Company’s independent registered public accounting firm for 2005.

AUDIT COMMITTEE:

Ronald W. San Martin, Chairman

Roger L. Boeve

Carolyn H. Byrd

PROPOSAL II

APPROVAL OF THE EXECUTIVE OFFICER PERFORMANCE INCENTIVE PLAN

        On February 9, 2005, the Board of Directors adopted the RARE Hospitality International, Inc. Executive Officer Performance Incentive Plan (the “162(m) Plan”), subject to shareholder approval at the 2005 Annual Meeting. The 162(m) Plan will be effective for fiscal 2005, if approved by the shareholders.

        A summary of the 162(m) Plan is set forth below. This summary is qualified in its entirety by the full text of the 162(m) Plan, which is attached to this Proxy Statement as Appendix A.

Purpose

        The purpose of the 162(m) Plan is to promote the success of the Company by providing performance-based incentive compensation in the form of cash and restricted stock awards (“Awards”) to the executive officers of the Company. Such awards are designed to attract, retain and reward the executive officers for outstanding business performance. The 162(m) Plan is intended, but not required, to provide qualified performance-based compensation in accordance with Section 162(m) of the Internal Revenue Code of 1986, as it may be amended from time to time, and the regulations promulgated thereunder (“Section 162(m)”).

Administration

        The 162(m) Plan will be administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee is composed of two or more outside directors and will qualify as an independent compensation committee under Section 162(m). The Committee will have full power and authority to designate participants, establish performance goals, establish target Awards for participants, determine whether performance goals were achieved, and construe, interpret and administer the 162(m) Plan.

Eligible Participants

        Individuals who are eligible to participate in the 162(m) Plan are the Company’s chief executive officer, president, executive vice presidents and other executive officers of the Company (“Executive Officers”), currently nine persons. For each performance period, the Committee will choose the Executive Officers who will participate in the 162(m) Plan (each, a “Participant”).

Business Criteria and Performance Goals

Each Participant in the 162(m) Plan will be eligible to receive Awards under the 162(m) Plan based on the attainment of performance goals set by the Committee for a specified performance period. Not later than ninety (90) days after the beginning of the performance period for which such performance goal relates (or such other time as may be required or permitted under Section 162(m)), the Committee will set in writing performance goals based on one or more of the following objective business criteria, or any combination or portion thereof:

  gross and/or net revenue (including whether in the aggregate or attributable to specific restaurant concepts);
  same store sales;
  average weekly sales;
  cost of goods sold and gross margin;
  profit after controllable expenses;
  cost and expenses, including general and administrative;
  income (gross, operating and net), restaurant operating profit;
  earnings (including before interest, taxes, depreciation and amortization) (whether in the aggregate or on a per share basis);
  cash flows and share price;
  return on investment, capital, equity;
  quality improvements and customer satisfaction, including mystery shopper scores;
  economic profit or loss;
  market share;
  employee turnover, compensation, training and development, including succession planning;
  objective goals consistent with the Participant’s specified officer duties and responsibilities, designed to further the financial operational and other business interests of the Company, including goals and objectives with respect to regulatory compliance matters and corporate governance.

Payment of Awards

        Any payment of an Award will be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied. Awards under the 162(m) Plan will be paid in cash or restricted stock. Cash awards will be paid in a single lump sum. Awards of restricted stock will be issued under, and subject to all of the terms and conditions of, the Company’s Amended and Restated 2002 Long-Term Incentive Plan. The Committee may permit or require a Participant to defer the receipt of an Award.

Modification of Performance Goals

        With respect to Awards not intended to satisfy Section 162(m), if the Committee determines that performance goals selected for a performance period become unsuitable due to (i) a change in the business, operations, corporate structure or capital structure of the Company, including any acquisition, disposition or merger, or the manner in which the Company or a subsidiary or affiliate conducts its business, or (ii) a Participant’s promotion, demotion or transfer to a different business unit or function during a performance period, the Committee may modify such performance goals and/or the performance period, as the Committee deems appropriate.

                Subject to the requirements of Section 162(m), in the event the Company acquires or disposes of significant interests or assets during a performance period, the performance goals will be adjusted, effective as of the last day of the fiscal quarter immediately prior to the disposition or acquisition, to reflect the business disposition or acquisition, all in accordance with parameters set forth in the 162(m) Plan.

Acceleration Upon Certain Events

                Upon the occurrence of a “change in control” (as defined in the Company’s Amended and Restated 2002 Long-Term Incentive Plan), performance periods will be deemed to have ended. Subject to the Committee’s discretion to reduce an Award, any Awards “achieved” (as defined in the 162(m) Plan) as of the last day of the fiscal month immediately preceding the change in control will be paid to the Participants within thirty days of the Committee’s certification of results.

Limitations on Awards

                The aggregate dollar value of all Awards to any Participant in any one fiscal year will not exceed $4,000,000.  The dollar value of Awards of restricted stock will be based on the fair market value of the underlying stock measured as of the grant date.

Federal Income Tax Consequences

        Pursuant to Section 162(m), the Company may not deduct compensation expense in excess of $1,000,000 paid to its chief executive officer and the four next most highly compensated executive officers unless such compensation is qualified performance-based compensation. The 162(m) Plan is designed so that those Awards conditioned on the satisfaction of pre-established, objective performance goals as described above will be excluded from the calculation of annual compensation for purposes of Code Section 162(m) and will be fully deductible.

Benefits Table and Amount of Awards

                No Awards will be granted under the 162(m) Plan unless and until it has been approved by the shareholders. All Awards under the 162(m) Plan will be made at the discretion of the Committee. Therefore, it is not presently possible to determine the benefits or amounts that will be received by any individuals or groups pursuant to the 162(m) Plan in the future, or the benefits or amounts that would have been received by any individuals or groups for the last completed fiscal year if the 162(m) Plan had been in effect.

                 The Board of Directors recommends voting “FOR” approval of the Executive Officer Performance Incentive Plan.

PROPOSAL III

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        The Company’s Audit Committee has selected KPMG LLP to conduct the annual audit of the financial statements of the Company for the fiscal year ending December 25, 2005. Although ratification by the shareholders of the selection of KPMG LLP as independent registered public accounting firm is not required by law or by the Bylaws of the Company, the Audit Committee believes it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by the independent registered public accounting firm in maintaining the integrity of Company’s financial controls and reporting. If this selection is not ratified at the Meeting, the Company’s Audit Committee intends to reconsider its selection of the independent registered public accounting firm for the fiscal year ending December 25, 2005.

        The Company has been advised by KPMG LLP that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity. KPMG LLP has served as independent registered public accounting firm for the Company since 1992.

        Audit Fees. The aggregate fees, including expenses reimbursed, billed by KPMG LLP for professional services rendered for the audit of the consolidated financial statements of the Company and its subsidiaries for fiscal years ended December 28, 2003 and December 26, 2004, and for the reviews of the Company’s quarterly financial statements included in the Company’s Forms 10-Q filed during fiscal years 2003 and 2004 were $216,500 and $450,000, respectively. The majority of the increase in 2004, as compared to 2003, relates to fees associated with the audit of the Company’s internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002.

        Audit-Related Fees. The aggregate fees billed by KPMG LLP in the fiscal years ended December 28, 2003 and December 26, 2004 for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported above under the caption “Audit Fees” were approximately $19,000 and $25,500, respectively. Audit–related fees include services related to the audit of a benefit plan, registration statement services and consultation on accounting standards.

        Tax Fees. The aggregate fees billed by KPMG LLP in the fiscal years ended December 28, 2003 and December 26, 2004 for professional services rendered for tax compliance, tax advice and tax planning for the Company were approximately $144,500 and $164,250, respectively.

        All Other Fees. No fees were billed by KPMG LLP for professional services rendered during the fiscal years ended December 28, 2003 and December 26, 2004, other than as stated above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees.”

        Auditor Independence. The Audit Committee has considered whether the provision of the above noted services is compatible with maintaining the principal auditor’s independence and has determined that the provision of such services has not adversely affected the auditor’s independence.

        Policy on Audit Committee Pre-Approval. The Company and its Audit Committee are committed to ensuring the independence of the independent registered public accounting firm, both in fact and in appearance. In this regard, under the Audit Committee’s charter, the Audit Committee is required to approve in advance all audit services and permissible non-audit services as set forth in Section 10A of the Exchange Act.

        All of the services described above under the captions “Audit Fees,” “Audit Related Fees,” “Tax Fees” and “All Other Fees” were approved by the Company’s Audit Committee pursuant to SEC Regulation S-X, Rule 20-1(c)(7)(i).

        Representatives of KPMG LLP will be present at the Meeting with an opportunity to make statements, if they so desire, and to respond to appropriate questions.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 25, 2005. RATIFICATION OF KPMG LLP REQUIRES THAT THE VOTES CAST IN FAVOR OF RATIFICATION EXCEED THE VOTES CAST AGAINST RATIFICATION AT THE MEETING AT WHICH A QUORUM IS PRESENT.

SHAREHOLDER PROPOSALS

        UNDER RULE 14A-8(e) OF THE SECURITIES EXCHANGE ACT OF 1934 (THE “EXCHANGE ACT”) PROPOSALS OF SHAREHOLDERS INTENDED TO BE PRESENTED AT THE 2006 ANNUAL MEETING OF SHAREHOLDERS MUST BE RECEIVED BY THE COMPANY ON OR BEFORE DECEMBER 8, 2005 TO BE ELIGIBLE FOR INCLUSION IN THE COMPANY’S PROXY STATEMENT AND PROXY RELATED TO THAT MEETING. ONLY PROPER PROPOSALS UNDER RULE 14A-8 OF THE EXCHANGE ACT WHICH ARE TIMELY RECEIVED WILL BE INCLUDED IN THE PROXY STATEMENT AND PROXY FOR THE 2006 ANNUAL MEETING OF SHAREHOLDERS.

         THE COMPANY’S BYLAWS PROVIDE THAT SHAREHOLDERS SEEKING TO BRING BUSINESS BEFORE A MEETING OF SHAREHOLDERS AT A MEETING OF SHAREHOLDERS MUST DELIVER TO OR MAIL NOTICE THEREOF TO THE COMPANY NOT LESS THAN 60 NOR MORE THAN 90 DAYS PRIOR TO THE FIRST ANNIVERSARY OF THE DATE ON THE FRONT COVER OF THE COMPANY’S NOTICE OF ANNUAL MEETING PROVIDED FOR THE PREVIOUS YEAR’S ANNUAL MEETING, AND, IN SUCH NOTICE, PROVIDE TO THE COMPANY CERTAIN INFORMATION RELATING TO THE PROPOSAL OR NOMINEE. ACCORDINGLY, NOTICE OF SHAREHOLDER PROPOSALS SUBMITTED OUTSIDE OF RULE 14A-8(e) OF THE EXCHANGE ACT WILL BE CONSIDERED UNTIMELY IF RECEIVED BY THE COMPANY AFTER FEBRUARY 6, 2006 OR BEFORE JANUARY 7, 2006.

OTHER MATTERS

EXPENSES OF SOLICITATION

        The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to the use of the mails, proxies may be solicited by directors, officers or other employees of the Company, personally, or by telephone. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers, custodians or other persons holding stock in their names or in the names of nominees for their expenses in sending proxy materials to principals and obtaining their instructions.

MISCELLANEOUS

        Management does not know of any matters to be brought before the Meeting other than as described in this Proxy Statement. Should any other matters properly come before the Meeting of which the Company did not receive notice on or before February 7, 2005, the persons designated as proxies will vote in their sole discretion on such matters.

Appendix A

RARE HOSPITALITY INTERNATIONAL, INC.
EXECUTIVE OFFICER
PERFORMANCE INCENTIVE PLAN
Effective as of December 27, 2004

1.     Purpose.

        The purpose of the Plan is to promote the success of RARE Hospitality International, Inc. (the “Company”) by providing performance-based incentive compensation in the form of cash and restricted stock payments (“Awards”) to the chief executive officer, president, executive vice presidents and other executive officers of the Company (the “Executive Officers”). Such Awards are designed to attract, retain and reward the Executive Officers for outstanding business performance. The Plan is intended, but not required, to provide qualified performance-based compensation in accordance with Section 162(m) of the Internal Revenue Code of 1986, as it may be amended from time to time, and the regulations promulgated thereunder (“Section 162(m)”).

2.     Administration.

        The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee shall be composed solely of two or more outside directors as defined in Section 162(m) and shall qualify as an independent compensation committee under Section 162(m). The Committee shall have full power and authority to (i) designate Participants (as defined in Section 4); (ii) establish Performance Goals (as defined in Section 6) and weightings for difference Performance Goals; (iii) establish target Awards for Participants; (iv) determine whether Performance Goals were achieved for any measurement period; (v) establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Plan; and (vi) construe, interpret and administer the Plan and make all other decisions and determinations that may be required under the Plan. The Committee shall have authority to delegate the day-to-day administration of the Plan to Company employees or to such other persons as the Committee deems reasonable under the circumstances. The Committee shall meet at such times and places as it may determine. A majority of the members of the Committee shall constitute a quorum, and all decisions of the Committee with respect to matters related to the Plan shall be final, conclusive and binding upon all persons, including the Company, shareholders, employees, Company successors and assigns and a Participant’s spouse, if any, and his or her guardian, estate and/or heirs (“Interested Parties”). The Committee shall have the full and exclusive right to reduce or eliminate Awards under the Plan, regardless of the achievement of Performance Goals. In determining whether to reduce any Award and the amount of any such reduction, the Committee shall take into consideration such factors as the Committee shall determine reasonable under the circumstances, in its sole and absolute discretion. All expenses of the administration of the Plan shall be borne by the Company.

3.     Shareholder Approval.

        The Plan shall be effective if, and only if, the Company’s shareholders approve the Plan. No Award shall be paid under the Plan for any period until after shareholder approval of the Plan has been obtained. To the extent necessary for the Plan to qualify as performance-based compensation under Section 162(m), the material terms of the Plan shall be disclosed to and re-approved by the shareholders no later than the first shareholders meeting that occurs in the fifth year following the year in which shareholders previously approved the material terms of the Plan.

4.      Participants.

    (a)        Selection of Participants.       For each measurement period (which may or may not be the same period with respect to each participant in the Plan and which may or may not be a twelve-month period; provided, however, in no event will a measurement period be less than ninety (90) days for any Participant), the Committee will choose, in its sole discretion, the Executive Officers who will participate in the Plan (each a “Participant”). Nothing in the Plan shall be construed as precluding or prohibiting an Executive Officer from being eligible to participate in any other bonus or compensation arrangement of the Company, whether or not currently established.

    (b)        Employment Criteria.        To be eligible to receive an Award under the terms of the Plan with respect to a measurement period, a Participant must be continuously employed by the Company or a subsidiary or affiliate as an Executive Officer for the entire measurement period, including, as well, through the date of determination and certification of the payment of any such Award (“Certification Date”). For purposes of the Plan, with respect to any given measurement period, a Participant who (i) terminates employment (regardless of cause) or who otherwise ceases to be an Executive Officer, prior to the Certification Date and (ii) who, pursuant to a separate contractual arrangement with the Company is entitled to receive payments from the Company thereunder extending to or beyond such Certification Date as a result of such termination or cessation in Executive Officer status, shall be deemed to have been employed by the Company as an Executive Officer through the Certification Date for purposes of Award eligibility.

5.      Business Criteria on Which Performance Goals Shall be Based.

        Awards under the Plan shall be based on the attainment of Performance Goals for the specified measurement period that is related, directly or indirectly, to one or more of the following objective business criteria, or any combination or portion thereof:

  Gross and/or net revenue (including whether in the aggregate or attributable to specific restaurant concepts)
  Same store sales
  Average weekly sales
  Cost of Goods Sold and Gross Margin
  Profit After Controllable Expenses (PACE)
  Costs and expenses, including General & Administrative
  Income (gross, operating, net, etc.), restaurant operating profit
  Earnings, including before interest, taxes, depreciation and amortization (whether in the aggregate or on a per share basis)
  Cash flows and share price
  Return on investment, capital, equity
  Quality improvements and customer satisfaction, including mystery shopper scores
  Economic profit or loss
  Market share
  Employee turnover, compensation, training and development, including succession planning
  Objective goals consistent with the Participant’s specific officer duties and responsibilities, designed to further the financial, operational and other business interests of the Company, including goals and objectives with respect to regulatory compliance matters and corporate governance.

        The business criteria may be expressed or measured at the individual, function, department, restaurant, region, concept, subsidiary, affiliate or Company levels or any combination of the foregoing. Company Performance Goals with respect to the foregoing business criteria may be specified in absolute terms (including completion of pre-established projects), in ratios, in percentages, or in terms of growth from period to period, growth rates over time as well as in terms of performance measured relative to an established or specially-created performance index of Company competitors, peers or other members of the restaurant industry. Any member of an index that disappears during a measurement period shall be disregarded for the entire measurement period. Performance Goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion).

6.      Establishment of Performance Goals and Target Awards.

    (a)        Committee Action.       For each measurement period the Committee shall establish the following: (1) the Participants in the Plan for such period; (2) the length of the measurement period with respect to each Participant, which need not be the same for each Participant (measurement periods will coincide with the Company’s fiscal year unless a shorter measurement period is established; provided, however, in no event will a measurement period be less than a fiscal quarter for any Participant); (3) the specific entity performance, concept, restaurant, department, function and/or individual business criterion or criteria, or combination thereof, that will be measured with respect to each Participant; (4) the specific results, or range of results, to be achieved with respect to the selected criterion or criteria (“Performance Goals”); (5) any special adjustments that may need to be applied in calculating whether the Performance Goals have been met, to factor out extraordinary items; (6) the formula for calculating the amount of Awards payable under the Plan based on the Company’s achievement of the Performance Goals (including instructions for extrapolating the amounts payable when performance results fall in a range between threshold, target and maximum goals); and (7) the target Awards (expressed in absolute terms or as a percentage of base compensation fixed at the time the performance formula is established) for each Participant.

    (b)        Timing of Committee Action.        The Committee shall make the above determination in writing no later than ninety (90) days after the start of each measurement period, on or before twenty-five percent (25%) of the measurement period has elapsed, and while the outcome is substantially uncertain.

    (c)        Maximum Award.        The aggregate dollar value of all Awards that may be paid to any one Participant with respect to all measurement periods in any one fiscal year shall not exceed $3,000,000 (the dollar value of Awards of restricted stock shall be based on the fair market value of the underlying stock measured as of the grant date).

(d) Changes in the Business, Executive Officer Positions or Duties, Re-Set Events, Etc.

    (1)        Awards Not Intended to Satisfy Section 162(m).        With respect to Awards not intended to satisfy Section 162(m), if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, including any acquisition, disposition or merger, or the manner in which the Company or a subsidiary or affiliate conducts its business, or other events or circumstances render Performance Goals to be unsuitable for a measurement period, the Committee may modify such Performance Goals in whole or in part, and/or such measurement period, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a measurement period, the Committee may determine that the Performance Goals or measurement period are no longer appropriate and may (i) adjust, change or eliminate the Performance Goals or the applicable measurement period as it deems appropriate to make such goals and period comparable to the initial Performance Goals and measurement period, or (ii) make an Award to the Participant in amount determined by the Committee to be in the best interests of the Company, in the Committee’s sole discretion. The foregoing two sentences shall not apply with respect to an Award that is intended to satisfy Section 162(m).

    (2)        Awards Intended to Satisfy Section 162(m).        With respect to Awards intended to satisfy Section 162(m), unless otherwise specified by the Committee in its written determinations establishing the business criteria for the particular measurement period, if prior to the end of such measurement period the Company (i) disposes of businesses or interests that, individually or in the aggregate, represent either (A) five percent (5%) or more of the Company’s consolidated gross revenues for the four fiscal quarters completed immediately preceding the consummation of the dispositions or (B) five percent (5%) of the Company’s consolidated property, plant and equipment, net, measured as of the last day of the fiscal quarter immediately preceding the disposition or (ii) consummates one or more acquisitions during the measurement period that, individually or in the aggregate, constitute a Triggering Acquisition (as defined below), in each case a “Re-Set Event,” the Performance Goals shall be adjusted, effective as of the last day of the fiscal quarter immediately before the consummation of the Re-Set Event, (x) to reflect the business disposition by eliminating from the Performance Goals the projected business results relating to the disposed business for the remainder of the fiscal quarters of the measurement period, and (y) to reflect any business acquisition, by establishing corresponding Performance Goals in compliance with Sections 5 and 6(a) through (c) above, with respect to the acquired business (which business shall be tracked separately as an independent business unit for purposes of any such corresponding Performance Goals). For purposes of this Section, a Triggering Acquisition means an acquisition (or combination of acquisitions) in which either (i) the acquired entity’s gross revenues for the four quarters completed immediately prior to consummation of the acquisition is equal to five percent (5%) or more of the pro-forma gross revenues for the same four quarters for the combination of the Company and its affiliates and the acquired entity, or (ii) the acquired entity’s property, plant and equipment, net, equals or exceeds five percent (5%) of the pro-forma property, plant and equipment, net, for the combination of the Company and its affiliates and the acquired entity. If either the Company and its affiliates or the entity being acquired had consummated other acquisitions during the four quarters in question, the calculation described in the prior sentence shall be made using pro-forma earnings for each member of the combined entity. Notwithstanding the foregoing, nothing in this Section 6(d)(2) will be construed to authorize the Committee to take actions under this Section 6(d)(2) that would cause an Award to fail to qualify as performance-based compensation under Section 162(m).

    (e)        Change in Control.        Notwithstanding Section 6(d), in the event of a Change in Control (as defined in the Company’s Amended and Restated 2002 Long Term Incentive Plan), each measurement period shall be deemed to have ended as of the last day of the fiscal month immediately preceding such Change in Control (the “CIC Termination Date”). The Committee shall determine with respect to each Participant whether his or her Performance Goal(s) were Achieved (as defined below) as of the CIC Termination Date. In the case of any such achievement, a Participant shall receive, subject to the terms and conditions of the Plan, including the Committee’s discretion and certification as set forth in Section 7 below, an Award payable within thirty days of the Certification Date. Subject to the Committee’s discretion set forth in Section 7(b), Awards that are Achieved as defined in subsection (i) of the following sentence shall not be pro-rated and Awards that are Achieved as defined in subsection (ii) of the following sentence shall be pro-rated. For purposes of this Section, “Achieved” shall mean with respect to (i) a non-financial or non-numerical Performance Goal, the full achievement of such Performance Goal; and (ii) a financial or numerical Performance Goal, the achievement of results which, when extrapolated over the remainder of the full measurement period, disregarding the CIC Termination Date, would result in the Performance Goal being satisfied.

7.      Determination and Certification of Attainment of Performance Goals; Committee Discretion.

    (a)        Determination and Certification of Awards.        As soon as practicable following the expiration of a measurement period, the Committee shall determine whether the applicable Performance Goals have been met and the amount of Awards, if any, payable to each Participant for such measurement period. The determination of whether Performance Goals have been met shall (i) to the extent applicable, be based on financial results reflected in the Company’s audited financial statements prepared in accordance with generally accepted accounting principles and reported upon by the Company’s independent accountants and (ii) be objective, so that a third party having knowledge of the relevant facts could determine whether such Performance Goals are met. The Committee’s determinations shall be final, binding and conclusive with respect to all Interested Parties and shall be certified in writing by the Committee prior to the payment of any such Award, which writing may take the form of a Committee resolution passed by a majority of the Committee at a properly convened meeting or through unanimous action by the Committee via action by written consent. The certification requirement also may be satisfied by a separate writing executed by the Chairman of the Committee, acting in his capacity as such, following the foregoing Committee action or by the Chairman executing approved minutes of the Committee in which such determinations were made.

    (b)        Committee Discretion.        The Committee, in its sole discretion, based on any factors the Committee deems appropriate, may reduce the Award to any Participant in any measurement period (including reduction to zero if the Committee so determines). The Committee shall make a determination of whether and to what extent to reduce Awards under the Plan for each measurement period at such time or times following the close of the measurement period as the Committee shall deem appropriate. The reduction in the amount of an Award to any Participant for a measurement period shall have no effect on (i.e., shall neither increase nor decrease) the amount of the Award to any other Participant for such measurement period.

8.      Payment of Awards; Source of Shares.

(a) Cash Awards. Cash Awards shall be paid in a single lump sum to a Participant as soon as practicable following the Certification Date.

    (b)        Restricted Stock Awards.        Awards of restricted stock shall be issued under the RARE Hospitality International, Inc. Amended and Restated 2002 Long-Term Incentive Plan (the “2002 LTIP”), subject to all of the terms and conditions of the 2002 LTIP. Awards of restricted stock shall be governed by and construed in accordance with the 2002 LTIP, and the terms contained in the 2002 LTIP are incorporated into and made a part of this Plan with respect to such awards. In the event of any actual or alleged conflict between the provisions of the 2002 LTIP and the provisions of this Plan, the provisions of the 2002 LTIP shall be controlling and determinative. This Plan does not constitute a separate source of shares for the grant of the restricted stock awards described herein.

    (c)        Deferral of Awards.        Subject to applicable law, the Committee may permit or require a Participant to defer the receipt of an Award. If any such deferral is permitted or required, the Board shall, in its sole discretion, establish rules and procedures for such Award deferrals.

    (d)        Awards to Employees of Company Subsidiaries and Affiliates.        Payments of Awards to Participants, if any, who are employees of subsidiaries or affiliates of the Company shall be paid directly by such subsidiaries or affiliates.

9.      Amendment; Termination.

        The Committee shall be authorized to amend, modify, suspend or terminate the Plan, in whole or in part, as the Committee shall deem proper and in the best interests of the Company at any time for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law. The Committee will seek shareholder approval of any amendment determined to require shareholder approval pursuant to Section 162(m) or any other applicable law, rule, regulation or listing requirement.

10.      Nonassignability.

        No Award or any other right or obligation under the Plan shall be conveyed, assigned, encumbered, or transferred by any Participant hereunder and any such attempted conveyance, assignment, encumbrance or transfer shall be void.

11.     No Right to Continued Employment.

        Nothing in this Plan shall confer upon any employee who is an Executive Officer or Participant any right to continue in the employ of the Company or shall interfere with or restrict in any way the right of the Company to discharge such employee at any time for any reason whatsoever, with or without good cause.

12.      Withholding.

        The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Plan.

13.      Effectiveness.

        Upon shareholder approval as described in Section 3, the Plan shall be effective for measurement periods beginning on or after December 26, 2004.

*     *     *

The foregoing is hereby acknowledged as being the RARE Hospitality International, Inc. Executive Officer Performance Incentive Plan as adopted by the Board on February 9, 2005 and approved by the shareholders of the Company on ________, 2005.

                                                    RARE HOSPITALITY INTERNATIONAL, INC.

                                                    By:

PROXY FOR RARE HOSPITALITY INTERNATIONAL, INC.
ANNUAL MEETING OF SHAREHOLDERS
ATLANTA, GEORGIA

        The undersigned shareholder of RARE Hospitality International, Inc. (the “Company”), hereby constitutes and appoints Philip J. Hickey, Jr. and Joia M. Johnson, or either one of them, each with full power of substitution, to vote the number of shares of Company common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at The Capital Grille of Atlanta, 255 East Paces Ferry Road, Atlanta, Georgia, on Monday, May 9, 2005, at 2:00 p.m. local time, or at any adjournments thereof (the “Meeting”), upon the proposals described in the Notice of Annual Meeting of Shareholders and Proxy Statement, both dated April 7, 2005, the receipt of which is acknowledged, in the manner specified below. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve and are further authorized to vote on matters properly brought before the Meeting or any adjournment thereof, of which the Board of Directors did not have notice on or before February 7, 2005. The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

    1.     To elect Roger L. Boeve, Don L. Chapman and Lewis H. Jordan to serve as Class I directors until the 2008 Annual Meeting of Shareholders of the Company and until their successors are elected and qualified:

  FOR                        WITHHOLD AUTHORITY

To withhold authority for any individual nominee(s), write the name of the nominee(s) in the space provided:

    2.        To approve the RARE Hospitality International, Inc. Executive Officer Performance Incentive Plan.

  FOR                        WITHHOLD AUTHORITY                        ABSTAIN

    3.        To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm to serve for the fiscal year ending December 25, 2005:

  FOR                        WITHHOLD AUTHORITY                        ABSTAIN

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3, AND WITH DISCRETIONARY AUTHORITY ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF OF WHICH THE COMPANY DID NOT HAVE NOTICE ON OR BEFORE FEBRUARY 7, 2005.

        Please sign exactly as your name appears on your stock certificate and date. Where shares are held jointly, each shareholder should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

         ______________________________
         Signature of Shareholder

         ______________________________
         Signature of Other Shareholder (if held jointly)

         Dated: __________________________, 2005

THIS PROXY IS SOLICITED ON BEHALF OF RARE HOSPITALITY INTERNATIONAL, INC.‘S BOARD OF DIRECTORS AND MAY BE REVOKED BY THE SHAREHOLDER PRIOR TO ITS EXERCISE.